Midwest Express Holdings, Inc.
                                                6744 South Howell Avenue
                                                Oak Creek, Wisconsin  53154-1402
                                                414-570-4000
                                                www.midwestairlines.com
                                                Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or cskornic@midwestairlines.com
Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or doreilly@midwestairlines.com

FOR IMMEDIATE RELEASE
April 17, 2003


             MIDWEST EXPRESS HOLDINGS REPORTS FIRST QUARTER RESULTS
                               AND CONFERENCE CALL

First Quarter 2003 Summary
o    Operating revenue decreased 10% to $94.1 million
o    Operating loss of $17.9 million
o    Net loss of $11.8 million, or $0.76 per share
o Fuel price increases negatively impacted operating results by $8.7 million, or $0.36 per share

Milwaukee, Wisconsin, April 17, 2003 - Midwest Express Holdings, Inc. (NYSE:
MEH) today reported financial results for its Midwest Airlines and Skyway Airlines (dba Midwest Connect) operations. Company management and industry analysts will discuss first quarter results at 1 p.m. Central time Thursday, April 17. The discussion can be accessed live in a listen-only mode and for the following 30 days at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=MEH&script=2100.

"Our industry continues to face its most significant challenges ever," said Timothy E. Hoeksema, chairman and chief executive officer. "Depressed pricing and weak business travel demand have resulted in unprecedented declines in revenue yield, fuel prices have reached record highs, and passenger uncertainty due to the weak economy and the war in Iraq has further intensified an already difficult situation."

Comparing first quarter 2003 to first quarter 2002, operating revenue decreased 9.6% to $94.1 million. Operating results improved to a $17.9 million loss from a $32.7 million loss, while net results decreased to an $11.8 million net loss from net income of $3.8 million in the same quarter a year ago. Per share results decreased to a $0.76 loss from income of $0.28 in the first quarter of 2002. First quarter 2002 results include a $29.9 million (pre-tax) asset impairment charge and other income of $39.5 million (pre-tax) associated with an arbitration settlement; excluding unusual items, operating loss was $2.8 million, net loss $2.2 million and net loss per share $0.16.




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Poor weather contributed to increased flight cancellations at both airlines in the quarter - Midwest canceled 135 more flights (2.8% vs. 1.6%) and Midwest Connect 285 more (3.4% vs. 1.7%) than in the first quarter of 2002.

At Midwest Airlines, revenue per scheduled service available seat mile decreased 16.9% in the quarter - the result of reductions in both load factor and revenue yield. Load factor was impacted by weaker demand in business markets, while yields were affected by lower business fares, reduced business travel demand, increased competition from low-fare airlines, and the overall depressed pricing environment.

Midwest Airlines' per-gallon fuel costs increased 54.9% in the quarter from a year earlier. Into-plane fuel prices were $0.39 more per gallon, resulting in a $7.4 million unfavorable price variance and increasing per share loss by $0.31. The company hedged approximately 20% of its first quarter fuel volume, resulting in reduced fuel costs of $1.0 million.

Cost per available seat mile (unit costs) excluding 2002 impairment loss at Midwest Airlines decreased 2.3% (10.2% holding fuel price constant) from first quarter 2002. Unit costs declined due to companywide cost-reduction efforts - including decreases in labor costs, travel agency commissions, dining services, maintenance costs and other areas - but were adversely impacted by higher costs for fuel and airport services.

At Midwest Connect, revenue per scheduled service available seat mile decreased 18.1%. Load factor increased 0.4 percentage points despite a 14.8% increase in capacity, but revenue yield fell 20.5% due to the reduction in business travel, depressed industrywide pricing and longer flight lengths with lower yields. Cost per available seat mile increased 7.4% (1.0% holding fuel price constant) due to both higher fuel prices and higher aircraft maintenance costs. Into-plane fuel prices averaged $0.40 per gallon more in the first quarter, generating an unfavorable $1.3 million price variance, or $0.05 per share.

Note: Cost per available seat mile holding fuel price constant provides management and investors the ability to measure and monitor the company's performance absent fuel price volatility.

At the end of the quarter, Midwest Express Holdings had $23.2 million in unrestricted cash, down from $41.5 million at December 31, 2002. The company incurred $9.6 million of capital spending in the first quarter, primarily associated with the acquisition of spare parts for the Boeing 717 aircraft program, some of which were procured with credits provided by the manufacturer. The company also paid down $3.0 million of its bank credit facility. Capital spending for the remainder of 2003 is projected at $6 million.



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Midwest Express Holdings
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In the first quarter, Midwest proactively began implementation of a three-part strategic plan to position its operations for the future - including steps to address the decreased traffic, low revenue and high fuel prices challenging the airline industry; the upcoming launch of low-fare service focusing on the leisure market; and a recommitment to providing premium service.

The company's plan includes comprehensive cost-saving measures intended to generate in excess of $4 million monthly. The airlines put into place a 12% capacity reduction; transitioned from complimentary meals to a buy-onboard option; implemented reductions and furloughs impacting 13% of its workforce, as well as compensation reductions for remaining employees; reached agreement on wage concessions with the union that represents Midwest Airlines pilots; matched the industry-prevalent 0% base commission for travel agents; and implemented service fee changes. Some of these measures went into effect in March and others will go into effect in April. Negotiations continue with lessors and debt providers to restructure aircraft leases to bring them in line with market conditions and reflect the reduced market values of the aircraft.

The yet-to-be-named low-fare service will complement Midwest Airlines' premium service and Midwest Connect's regional service by offering flights to high-demand leisure destinations. Adding a low-fare product to the airline's existing portfolio will allow Midwest to enhance its competitive position by serving a segment of the market that is growing more rapidly than the business travel market. Service is expected to launch in the third quarter.

Finally, the first quarter arrival of two new Boeing 717 aircraft - the first of 25 to be delivered one per month over the next two years - reaffirmed Midwest Airlines' commitment to providing premium service. The customer-pleasing aircraft will significantly lower operating costs in terms of both fuel efficiency and maintenance.

Also in the first quarter of 2003:
o The airlines adopted simplified names - Midwest Airlines and Midwest Connect - and introduced a new corporate symbol. The name changes are intended to clarify the level of service provided and the connection between the airlines.
o Midwest Airlines introduced new Best Care Business Fares, simple and practical fares for business travelers.
o Midwest Airlines implemented a major relaunch of its frequent flyer program, now called Midwest Miles, with new features and benefits, as well as American Airlines and Air Jamaica as new program partners.
o Midwest Airlines and Midwest Connect offered passengers the option of checking in for flights via the Internet or at self-service kiosks at select airports, providing for quicker issuance of boarding passes.
o Midwest Connect launched Essential Air Service (government-subsidized air service to underserved communities) from Iron Mountain, Ironwood and Manistee, Mich.

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Midwest Express Holdings
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In the second quarter of 2003:
o On April 9, Midwest Airlines began issuing electronic tickets when a passenger's itinerary includes travel on both Midwest Airlines and American Airlines - allowing customers traveling on both airlines to use a single electronic ticket, rather than paper tickets.
o As of April 9, Midwest Airlines and Midwest Connect had completed all Federal Aviation Administration-mandated installations of reinforced cockpit doors for aircraft in their fleets.
o On April 10, OAG - publishers of the Official Airline Guide - honored Midwest Airlines as Best Airline Based in North America.
o On May 1, Midwest Airlines will launch twice-daily nonstop service between Kansas City and San Francisco - with one-stop, same-plane service from Milwaukee and connecting service from cities throughout the Midwest.
o On June 14, Midwest Airlines will upgrade its nonstop Milwaukee-Baltimore service from 32-seat regional jets to 84-seat DC-9 aircraft. The airline will offer twice-daily roundtrip service, on a slightly altered schedule that provides better departure times for travelers.

"Although these are difficult times for the airline industry and for our airlines, we are doing everything possible to ensure that we continue to offer travelers a positive and rewarding travel experience," concluded Hoeksema. "We are fortunate to enjoy an enviable level of customer loyalty - especially in Milwaukee - and we believe that support will see us through these challenging times."


Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 51 cities. More information is available at www.midwestairlines.com.

                                       ###


This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, the meeting of certain financial covenants, terrorist attacks or fear of terrorist attacks, and war or the threat of war.

Editor's note: Tables follow

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
                                          Midwest Express Holdings, Inc.
                                               Operating Statistics


                                                                          Three Months Ended
                                                                              March 31,
                                                                              ---------
Midwest  Airlines Operations                                                 2003           2002        % Change
----------------------------                                                 ----           ----        --------
Origin & Destination Passengers                                            454,723         459,839        (1.1)
Scheduled Service Revenue Passenger
     Miles (000s)                                                          468,740         460,505         1.8
Scheduled Service Available Seat
     Miles (000s)                                                          767,751         737,621         4.1
Total Available Seat Miles (000s)                                          783,655         755,932         3.7
Load Factor (%)                                                              61.1%           62.4%        (1.3)pts.
Revenue Yield                                                              $0.1378         $0.1628       (15.4)
Revenue per Schd. Svc. ASM (1)                                             $0.0881         $0.1060       (16.9)
Total Cost per Total ASM                                                   $0.1170         $0.1594       (26.6)
Impairment Loss per Total ASM                                              $0.0000         $0.0396        n.m.
Total Cost per Total ASM Excluding Impairment Loss (2)                     $0.1170         $0.1198        (2.3)
Average Passenger Trip Length (miles)                                        1,031           1,001         2.9
Number of Flights                                                           10,217          10,166         0.5
Into-plane Fuel Cost per Gallon                                              $1.10           $0.71        54.9
Full-time Equivalent Employees at
     End of Period                                                           2,226           2,415        (7.8)
Aircraft in Service at End of Period                                            33              35        (5.7)


Midwest Connect Operations
--------------------------
Origin & Destination Passengers                                            133,777         124,395         7.5
Scheduled Service Revenue Passenger
     Miles (000s)                                                           45,969          39,558        16.2
Scheduled Service Available Seat
     Miles (000s)                                                          100,732          87,580        15.0
Total Available Seat Miles (000s)                                          100,776          87,760        14.8
Load Factor (%)                                                              45.6%           45.2%         0.4 pts.
Revenue Yield                                                              $0.3332         $0.4192       (20.5)
Revenue per Schd. Svc. ASM (1)                                             $0.1557         $0.1900       (18.1)
Total Cost per Total ASM                                                   $0.2143         $0.1995         7.4
Average Passenger Trip Length (miles)                                          344             318         8.1
Number of Flights                                                           14,179          12,500        13.4
Into-plane Fuel Cost per Gallon                                              $1.18           $0.78        51.2
Full-time Equivalent Employees at
     End of Period                                                             606             540        12.2
Aircraft in Service at End of Period                                            25              25         0.0


(1) Passenger, cargo, and other transport related revenue divided by Scheduled Service ASMs.
(2) Management believes the Total Cost per Total ASM Excluding Impairment Loss statistic provides investors a better measure to monitor the company's cost trends.

Note: All statistics exclude charter operations except the following: Total Available Seat Miles, Cost per Total ASM,
Impairment Loss per Total ASM, Total Cost per Total ASM Excluding Impairment Loss, Into-plane Fuel Cost,
Number of Employees and Aircraft in Service. Aircraft acquired but not yet placed into service are excluded from the aircraft in service statistics. Numbers may not recalculate due to rounding.

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                                             Midwest Express Holdings, Inc.
                                     Condensed Consolidated Statement of Operations
                                    (Dollars in thousands, except per share amounts)
                                                       (Unaudited)

                                                                                 Three Months Ended
                                                                                     March 31,
                                                                                     ---------
                                                                              2003                2002          % Change
                                                                              ----                ----          --------
Operating revenues:
     Passenger service                                                  $       79,929      $       91,550         (12.7%)
     Cargo                                                                       1,284               1,619         (20.7%)
     Other                                                                      12,845              10,853          18.4%
                                                                        ---------------     ---------------     ----------
       Total operating revenues                                                 94,058             104,022          (9.6%)
                                                                        ---------------     ---------------     ----------

Operating expenses:
     Salaries, wages and benefits                                               38,983              37,971           2.7%
     Aircraft fuel and oil                                                      24,720              15,737          57.1%
     Commissions                                                                 3,381               4,594         (26.4%)
     Dining services                                                             3,261               4,624         (29.5%)
     Station rental, landing and other fees                                     11,181               9,755          14.6%
     Aircraft maintenance materials and repairs                                  7,938               9,526         (16.7%)
     Depreciation and amortization                                               5,357               5,559          (3.6%)
     Aircraft rentals                                                            6,402               6,309           1.5%
     Impairment loss                                                                 -              29,911        (100.0%)
     Other                                                                      10,757              12,703         (15.3%)
                                                                        ---------------     ---------------     ----------
       Total operating expenses                                                111,980             136,689         (18.1%)
                                                                        ---------------     ---------------     ----------
Operating loss                                                                 (17,922)            (32,667)        (45.1%)
                                                                        ---------------     ---------------     ----------

Other (expense) income:
     Interest income                                                               304                 225          35.1%
     Interest expense                                                             (488)               (936)        (47.9%)
     Other, net                                                                     (1)             39,490        (100.0%)
                                                                        ---------------     ---------------     ----------
       Total other (expense) income                                               (185)             38,779        (100.5%)
                                                                        ---------------     ---------------     ----------

(Loss) income before income tax (credit) provision                             (18,107)              6,112        (396.3%)
Income tax (credit) provision                                                   (6,337)              2,263        (380.0%)
                                                                        ---------------     ---------------     ----------
Net (Loss) Income                                                       $      (11,770)     $        3,849        (405.8%)
                                                                        ===============     ===============     ==========


(Loss) Income per common share - basic                                  $        (0.76)     $         0.28        (371.4%)
                                                                        ===============     ===============     ==========
(Loss) Income per common share - diluted                                $        (0.76)     $         0.28        (371.4%)
                                                                        ===============     ===============     ==========

Weighted average shares - basic                                             15,512,298          13,831,590
Weighted average shares - diluted                                           15,512,298          13,915,458


--------------------------------------------------------------------------------------------------------------------------

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information:
     Pursuant to the new SEC Regulation G, the Company is providing further disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures reported on a GAAP basis. It is the Company's view that the reported non-GAAP financial measures results are more consistent with the Company's true operating performance as they exclude unusual items. These measurements are more comparable to financial measures reported by other airlines.

                                                                                                  2002
                                                                                                  ----
Operating loss:
     GAAP Financial Information                                                             $      (32,667)
     Item excluded - Impairment loss                                                                29,911
                                                                                            ---------------
     Non-GAAP Financial Information                                                         $       (2,756)
                                                                                            ===============

Net Income (Loss):
     GAAP Financial Information                                                             $        3,849
                                                                                            ===============

     Income before income tax provision                                                     $        6,112
     Item excluded - Impairment loss                                                                29,911
     Item excluded - Arbitration settlement                                                        (39,500)
                                                                                            ---------------
     (Loss) before income tax (credit)                                                              (3,477)
     Income tax (credit)                                                                            (1,286)
                                                                                            ---------------
     Non-GAAP Financial Information                                                         $       (2,191)
                                                                                            ===============

Income (Loss) per common share:
     GAAP Financial Information                                                             $         0.28
                                                                                            ===============
     Non-GAAP Financial Information                                                         $        (0.16)
                                                                                            ===============

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